Exhibit (a) (1) (f)

The 2004 Vignette Option Exchange Offer

02/12/2004

What is an Option Exchange Offer?

Vignette is giving eligible employees the opportunity to voluntarily exchange outstanding stock options (which have an exercise prices equal to or greater than $4.00 per share) for new stock options which will be granted 6 months and 1 day after the cancellation of exchanged options

Specific terms and conditions set forth in letter from Tom Hogan, tender offer document filed with SEC and full description and Q&A to be sent to all employees later today

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Why is Vignette offering an Option Exchange Offer?

Vignette’s management believes offer will maximize shareholder value by better aligning the interests of our workforce with our shareholders, as well as foster retention of our most valuable asset—our employees.

Our corporate strategy in awarding options is to motivate employees to perform at high levels and to provide a method to recognize their contributions to our success.

Some of our outstanding options have exercise prices that are significantly higher than the current market price for our stock. With this offer, Vignette hopes to provide eligible employees with an opportunity to hold options that may have greater potential to increase in value.

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Who can participate?

You may participate in this Option Exchange Offer if you are an eligible employee at the time when this offer is made and you remain an eligible employee through the cancellation date of any options elected to be exchanged.

You also must remain employed in an eligible location through the grant date of the new option in order to receive any new option grant.

Eligible employees are employees of Vignette or its subsidiaries in the United States, Australia, Canada, France, Germany, Italy, Spain, or the United Kingdom.

For compensatory reasons, employees who live and work any country not named above are ineligible to participate in this offer.

Our Chief Executive Officer, members of our Board of Directors, and employees designated as SEC Section 16 Officers are ineligible to participate.

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Which option grants are targeted for exchange?

Generally, only options with an exercise price equal to or greater than $4.00 per share are eligible for exchange.

The number of shares in the new option will be determined according to the exercise price of the options tendered:

• An option with a per share exercise price from $4.00 to $6.00 will be exchanged for a new option to purchase one (1) share of Vignette common stock for every two (2) shares of the tendered option.

• An option with a per share exercise price from $6.01 to $8.00 will be exchanged for a new option to purchase one (1) share of Vignette common stock for every three (3) shares of the tendered option.

• An option with a per share exercise price greater than $8.00 will be exchanged for a new option to purchase one (1) share of Vignette common stock for every five (5) shares of the tendered option.

• All new option grants will be rounded up to the nearest whole share on a grant-by-grant basis.

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Mandatory exchange for options awarded in past 6 months

If you participate in this offer, you must exchange all options that were granted to you on or after August 12, 2003 regardless of the exercise price. This includes any options that might be granted to you during the window of when this offer is open.

Any option that must be tendered will be exchanged for a new option to purchase one (1) share of Vignette common stock for every one (1) share of the tendered option and such options will vest on the original schedule.

Hence, for options which must be exchanged, the number of shares in the new option and the vesting schedule will not change, but the per share exercise price will change. Please note that the new option’s exercise price may vary from the original grant.

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When will old options be cancelled & new options granted?

To participate, employees must finalize election before 5:00 p.m. Central Time, on March 12, 2004.

Only responses that are complete, signed and actually received by Human Resources by fax or hand delivery by the deadline will be accepted. Responses submitted by postal mail and express courier are not permitted.

Tendered Options will be cancelled on March 15, 2004 unless we extend the offer, which would extend this date.

Vignette will grant new options on the first U.S. business day that is at least six (6) months and one (1) day after the date on which tendered options are canceled.

We expect the New Option Grant Date to be September 16, 2004.

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How will the new options be priced?

Generally, for employees who are not designated as Vice President, new options will be priced according to the Fair Market Close of VIGN on the New Option Grant Date:

• New Option Grant Date will occur on the first business day which is at least 6 months and 1 day after the Cancellation Date of exchanged options.

• We expect the New Option Grant Date to occur on September 16, 2004.

For employees designated as Vice President, new options will be priced according to whichever value is greater:

• The Fair Market Close of VIGN on the Cancellation Date of tendered options (i.e. March 15, 2004); or

• The Fair Market Close of VIGN on the New Option Grant Date.

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How will the new options vest? (Page 1 of 2)

Prior vesting of your exchanged options will positively impact the vesting schedule of your new options. The vesting of each new option is subject to continued service to Vignette through each relevant vesting date.

6 months after the new option grant date (hence, one year after Cancellation Date), each new option will vest and become exercisable in the same percentage that the exchanged option had vested by the cancellation date.

For each quarter of continuous service thereafter, each new option will vest an additional 6.25% of the shares subject to the new option.

Key Point: No vesting will accrue between the Cancellation Date and 6 months after the New Option Grant Date.

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How will the new options vest? (Page 2 of 2)

For options tendered due to the mandatory exchange of grants awarded on or after August 12, 2003:

Upon the grant of the new option, vesting will occur according to the tendered option’s vest schedule and vest commencement date.

Although you must wait for the New Option Grant Date, vesting on New Option Grant Date will reflect what would have vested according to tendered option’s vest schedule.

Other vesting schedule details:

For employees on approved leave of absence, vesting will be adjusted to reflect the terms of your leave.

Vignette may make minor modifications to the vesting schedule of any new option to eliminate fractional vesting (so that a whole number of shares will vest on each vesting date).

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How will the vesting for the new option happen?

Example: An employee tenders for exchange an option grant for 1,000 shares that vests quarterly over four years and is 25% vested at the time of cancellation. No shares have previously been exercised.

The new grant occurs 6 months and 1 day after cancellation.

6 months after the grant date, the new option will vest in 25% of the shares subject to the new option, plus an additional 6.25% will vest quarter of continuous service thereafter.

For any grants that have been partially exercised, number of remaining unvested shares in new option will be reduced by any prior dispositions.

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Key Dates

12-Mar-04 – Deadline to volunteer your participation in the Option Exchange Offer and submit your complete election form to Shareholder Services.

15-Mar-04 – All options tendered for exchange are irrevocably cancelled.

16-Sep-04 – New Options granted. Vesting begins if new options related to grants awarded after 12-Aug-03. 16-Mar-05 – Vesting begins for options that were tendered with an exercise price $4.00.

Note: Above dates are expected but may change should Vignette extend the Offering dates

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How can I access the Tender Offer and Election Form?

An electronic version of the Tender Offer and election form is available on Compass. (Election Form is located in the Tender Offer document) http://employee.vignette.com/subchannel/0,1053,25,00.jsp

A paper copy version of the Tender Offer and Election Form can be obtained from either Shareholder Services and Human Resources.

This presentation is intended as an overview of key concepts. You should rely on the information contained in the written Tender Offer to evaluate the Exchange Offer.

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What Tools are available to help me evaluate this Offer?

Employee stock option data and vesting schedules are viewable through UBS CEFS Financial Services: www.ubs.com/cefs/vign

You must have accepted the stock option agreement for all options that you want to exchange. If you have not yet accepted an option award, please login to UBS Financial Services and accept it!

Step-by-step instructions on how to access your UBS online account, reset your UBS password or accept your Vignette stock option are available on Compass, under the channel “Shareholders”: http://employee.vignette.com/content/0,1038,436,00.jsp

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Final Thoughts

Neither the Securities and Exchange Commission (SEC) nor any other securities commission has approved or disapproved of this offer.

The new options granted in exchange for your old options will be nonstatutory (NQ) stock options for U.S. tax purposes. We recommend that you read the tax discussion in the Tender Offer and discuss the tax consequences of this Exchange Offer with your legal counsel, accountant and/or financial advisor.

Vignette will not make any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate.

We encourage you to read all of the documents related to the exchange offer carefully.

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